Exhibit 5.3

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P.O. BOX 2508
CINCINNATI, OH 45201

Date: Jan 20, 2011	Employer Identification Number:
13-2607329
DLN:
RAYONIER INC.	200217005
C/O KATHY A. LAWLER	Person to Contact:
DAY PITNEY LLP	KENNETH M. BERNHARDT ID# 17251
P.O. BOX 1945	Contact Telephone Number:
MORRISTOWN, NJ 07962-1945	(513) 263-3147
Plan Name:
RAYONIER-FERNANADINA MILL SAVINGS PLAN FOR HOURLY EMPLOYEE
Plan Number: 034

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This letter considered the 2004 Cumulative List of Changes in Plan Qualification Requirements.

This letter expires on the earlier of the date of the employer’s next determination letter or the end of the subsequent two-year period announced by the Service and which

Letter 2002 (DO/CG)

RAYONIER INC.	-2-

comprises part of the next six-year remedial amendment/approval cycle applicable to adopting employers of pre-approved defined contribution plans.

This determination letter is applicable for the amendment(s) executed on 5-3-10 & 4-30-10.

This determination letter is also applicable for the amendment(s) dated on 12-31-09 & 10-7-08.

This determination letter is also applicable for the amendment(s) dated on 12-29-07 & 12-29-06.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

/s/ Andrew E. Zuckerman
Andrew E. Zuckerman
Director, EP Rulings & Agreements

Enclosures:

Publication 794

Addendum

Letter 2002 (DO/CG)

RAYONIER INC.	-3-

This letter also applies to the amendments dated 12-28-06 and 9-26-03.

Letter 2002 (DO/CG)